EXHIBIT 99.4
[Logo of NTL Incorporated]


     NTL INCORPORATED DELIVERS NOTICE OF REDEMPTION OF 5.25% CONVERTIBLE PREFERRED STOCK ISSUED TO MICROSOFT CORPORATION

     New York, New York;  (January 10, 2000) - NTL Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI.ED) announced today that it has delivered to Microsoft Corporation a notice of redemption of 100% of the shares of all series of NTL's 5.25% Convertible Preferred Stock (the "Preferred Stock"). The redemption date is February 7, 2000 and the redemption price is 100% of the principal amount, plus accrued and unpaid dividends through the date of redemption (the "Redemption Price"). The Redemption Price will be approximately $527.5 million, payable entirely in NTL common stock valued at the average of the closing prices for the 25 trading days immediately prior to the redemption date. However, Microsoft has the right to convert the Preferred Stock into approximately 6.58 million shares of NTL common stock based on an average conversion price of approximately $80.13 per share. On January 7, 2000, the closing price on Nasdaq for NTL common stock was $112.25.

     Any shares of Common Stock issued to Microsoft will be subject to a contractual prohibition of transfer to any non-affiliated entity until January 28, 2001.

                                  * * * * * * *

For further information contact:

In the U.S.:
John F. Gregg, Senior Vice President - Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Director - Corporate Development
Michael A. Peterson, Director - Corporate Development
(212) 906-8440

In the UK:
Alison Smith
(01252) 402662

or via e-mail at investor_relations@ntli.com